EXHIBIT 99.1
Phone: 800-213-0689	Octillion Corp.
www.octillioncorp.com	1050 Connecticut Ave, N.W.
10th Floor
Washington, DC 20036

News Release

Octillion Advances Development of Technologies Capable Of Generating Electricity from Moving Vehicles.

Octillion to work with energy-capture experts to build novel portfolio of intellectual property and develop innovative technologies for generating electricity from the motion of cars and trucks.

Washington, DC – November 10, 2008 – Octillion Corp. (Symbol: OCTL), a next-generation alternative and renewable energy technology developer, today announced plans to further Octillion’s development of first-generation devices capable of generating electricity by harvesting energy from vehicles in motion.  The Company has entered into an agreement with Veryst Engineering LLC, a respected Boston-based engineering firm with expertise in energy capture technologies.

Working with the Office of Naval Research, recent advances by Veryst engineers in harvesting energy from motion were featured in the September 2008 issue of Mechanical Engineering Magazine, an award-winning publication of the American Society of Mechanical Engineers, published since 1880.

In an article titled, “Harvest of Motion”, Veryst Managing Principal, Dr. Stuart Brown, and Engineer, Mr. Brian S. Hendrickson, highlighted their unique skills in energy harvesting by way of the development of a small-scale device which uses human motion to generate five-times greater power output (per volume) than conventional energy harvesting systems.  Rather than human motion, Veryst engineers will now work to develop Octillion’s large-scale energy capture technologies using the motion of cars and trucks to generate electricity.

“It’s easy to foresee the benefits of someday using the movement of millions of cars, buses, trucks, trains, and even rapid transit to generate electricity, through the installation of kinetic-power technologies at high-volume toll plazas, border check points, truck weigh scales, highway rest stops, exit ramps, and even restaurant drive-thru windows,” explained Mr. Meetesh V. Patel, Esq., President and CEO of Octillion Corp.

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“I’m eager to advance our early vision and aggressively move Octillion’s first-generation technologies along the product prototyping path.  As we ultimately progress towards commercialization, these energy-capture devices represent a truly transformational technology for generating electricity in a brand new way.”

Nearly 70% of America’s electricity is generated by coal and natural gas, according to the U.S. Energy Information Administration. The environmental impact of greenhouse gas emissions and rising costs of these non-renewable fuels, along with the potential doubling of global electricity consumption in the coming years, clearly illustrate the urgent need for more creative, sustainable methods for generating electricity.

The United States is the world’s largest consumer of electricity. According to the Energy Information Administration (EIA), “over the next 25 years, the world will become increasingly dependent on electricity to meet its energy needs. Electricity is expected to remain the fastest-growing form of end-use energy worldwide through 2030, as it has been over the past several decades.”

About Octillion Corp.

Octillion Corp., together with its wholly owned subsidiaries, is a developer of next generation alternative and renewable energy technologies.

Among our activities is the development of new technologies which can: (1) Harness the kinetic energy of vehicles to generate electricity; and (2) Adapt home and office glass windows, skylights, and building facades into products capable of generating electricity from solar energy without losing significant transparency or requiring major changes in manufacturing infrastructure.

For additional information, please visit: www.octillioncorp.com

For information on Veryst Engineering LLC, visit www.veryst.com

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Legal Notice Regarding Forward-Looking Statements

No statement herein should be considered an offer or a solicitation of an offer for the purchase or sale of any securities. This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although Octillion Corp. (the “Company” or “Octillion”) believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or technologies that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. There can be no assurance that further research and development will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Octillion will be able to develop commercially viable products on the basis of its technologies. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission. These reports and filings may be inspected and copied at the Public Reference Room maintained by the U.S. Securities & Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the U.S. Securities & Exchange Commission at 1-800-SEC-0330. The U.S. Securities & Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S.  Securities & Exchange Commission at http://www.sec.gov. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.